Exhibit 99.1

Final Transcript Conference Call Transcript ASNA - Q1 2012 Ascena Retail Group Inc Earnings Conference Call Event Date/Time: Dec 01, 2011 / 09:30PM GMT

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Final Transcript
Dec 01, 2011 / 09:30PM GMT, ASNA - Q1 2012 Ascena Retail Group Inc Earnings Conference Call

CORPORATE PARTICIPANTS

Allison Townsend
ICR, Inc. - IR

David Jaffe
Ascena Retail Group, Inc. - President, CEO

Armand Correia
Ascena Retail Group, Inc. - EVP, CFO

CONFERENCE CALL PARTICIPANTS

Nicole Shevins
Goldman Sachs - Analyst

Edward Yruma
KeyBanc Capital Markets - Analyst

Scott Krasik
BB&T Capital Markets - Analyst

Anna Andreeva
FBR & Co. - Analyst

Janet Kloppenburg
JJK Research - Analyst

Sam Panella
Raymond James & Associates - Analyst

Brian Tunick
JPMorgan Chase & Co. - Analyst

Douglas Kass
Seabreeze Partners Management Inc. - Analyst

Mark Montagna
Avondale Partners - Analyst

Steve Marotta
CL King & Associates - Analyst

Robin Murchison
SunTrust Robinson Humphrey - Analyst

Neely Tamminga
Piper Jaffray & Co. - Analyst

Travis Williams
Stephens Inc. - Analyst

PRESENTATION

Operator

Good afternoon, ladies and gentlemen. My name is Chris and I will be your conference operator for today. At this time, I would like to welcome everyone to the Ascena Retail Group's first-quarter earnings conference call.

Final Transcript
Dec 01, 2011 / 09:30PM GMT, ASNA - Q1 2012 Ascena Retail Group Inc Earnings Conference Call

At this time, I would now like to introduce Allison Townsend of ICR. Ms. Townsend, please begin.

Allison Townsend - ICR, Inc. - IR

Thank you, Chris. Today's call is being recorded and will be available for replay later today. Information on accessing this replay is available on today's press release.

As a matter of formality, I need to remind participants that remarks made by management during the course of this call may contain forward-looking statements about the Company's results and plans. These are subject to risks and uncertainties that could cause the actual results and implementation of the Company's plan to vary materially. These risks are referenced in today's press release, as well as in the Company's most recently filed Form 10-K.

Additionally, discussions of the Company's results for its first quarter, and to better assist investors in assessing the Company operations on a comparable basis, financial measures have been provided in today's press release that exclude certain items from the first-quarter reported results. Throughout this call, the term reported refers to information prepared in accordance with GAAP, while the term adjusted refers to non-GAAP financial information adjusted to exclude the impact of certain items. Adjusted financial information, along with reconciliation of this information, is contained in today's press release and available on the investor information section of the Company's website, AscenaRetail.com.

I would now like to turn the conference call over to your host, Mr. David Jaffe, President and CEO. David?

David Jaffe - Ascena Retail Group, Inc. - President, CEO

Thanks. Good afternoon and thank you for joining us to discuss the results of our fiscal first quarter. With me today is Armand Correia, our CFO.

We were pleased with our sales and earnings results for the first quarter, particularly given the absence of any meaningful improvement in the economy. Our adjusted earnings per share grew by 3% to $0.65, compared to $0.63 per share in the prior-year quarter.

Net sales increased 8% to $768 million, with consolidated comp sales increasing 4% in the first quarter. This was on top of a 4% comp sales increase last year. Comp sales by brand were Justice, up 8%; maurices, up 4%; and dressbarn was flat.

Now I'd like to walk you through each of our brands' performance.

At Justice, we continue to grow our market share by giving our customers trend-right merchandise assortments at compelling values. Our first-quarter sales increase was driven primarily by a 4% growth in transactions and a 4% increase in dollars per transaction. There was a shift in product towards apparel, which carries higher selling prices. Our assortments of casual and active tops and casual bottoms, along with accessories, performed well.

From a regional perspective, all regions delivered positive comps with three regions reporting double-digit comps. The Justice e-commerce business also continues to grow rapidly, increasing 25% over last year.

Our marketing strategy at Justice reinforces our value proposition with the right balance of 40% discounts offered to our customers through direct mail, e-mail, customer loyalty programs, and also storewide point-of-sale events.

For the first quarter, we ran a stepped-up cadence of promotions versus last year, which drove both traffic and transactions. Justice executed four 40%-off entire-store point-of-sale events versus three last year, resulting in 12 additional point-of-sale days during the quarter. These events were supplemented with a 12% increase in circulation of direct-mail catazines and an incremental Halloween weekend POS event postcard.

For the holiday season, we have added 35 POS days compared to last year's second quarter, including an incremental POS event supported by an additional catazine.

During the first quarter, we opened 15 Justice stores, ending the quarter with 917 stores versus 891 last year. In the second quarter, we plan to open approximately 16 stores, including two in Canada, and close 16.

Final Transcript
Dec 01, 2011 / 09:30PM GMT, ASNA - Q1 2012 Ascena Retail Group Inc Earnings Conference Call

Turning now to maurices, sales grew 11% as planned in the first quarter, on top of 9% comps last year. Sales increases were due both to conversion and average selling price. Many of our women's apparel departments at maurices posted comp-sales increases, with casual fashion knit tops, dresses, Wear @ Work sweaters, and denim jeans all posting double-digit growth.

We continue to see solid performance in our plus-size collection with strong performance in nearly all categories. Comp sales increased across all regions with the Southwest, Northeast, Midwest, and Northwest leading the way. Our maurices e-commerce business continued its strong growth, exceeding expectations.

Our maurices first-quarter marketing initiatives involved a variety of time-tested strategies. We had two mailers, one of which was shifted from the fourth quarter with mailing quantities up 14% over last year. We launched our electronic maurices Take 10 loyalty program and have enrolled 1.1 million customers since September.

For the second quarter, we will have three direct-mail pieces, including an incremental January mailer with an 11% planned increase in quantities.

At maurices, our store base is now 797 locations at the end of the quarter, versus 758 last year. During the first quarter, we opened 14 new stores and closed one. Nine new-store openings and three closings are planned for the second quarter. We will continue to fill in our core market area, as well as further expand the maurices concept into new markets, including our first six Canadian stores this spring.

The retail environment has been challenging overall, but we felt this predominately in the Missy sector at our dressbarn stores. At dressbarn, net sales were up 2% on flat comps, mainly driven by a 2% increase in average selling price.

During the quarter, the categories with double-digit increases over the prior year were knits, casual sweaters, and petites. From a regional perspective, the Southwest, West Coast, Midwest, and Southeast regions all had positive comps.

We continue to be pleased with our e-commerce growth, which anniversaried its launch in September.

We increased our marketing efforts in the first quarter this year, which helped maintain sales. Dressbarn increased total mail quantities by 21% over last year, including three mailings, one of which was incremental and a gift-with-purchase promotion. For the second quarter, we are anniversarying three direct-mail pieces, increasing quantities by 8%. We will also layer in new short-term promotions, both in-store and online, in order to drive traffic and sales and keep our promotional cadence fresh. Dressbarn will now have its own loyalty program, blushPERKS, which we are launching in December.

At dressbarn, our store base is 836 locations as of the end of the quarter, versus 845 last year. During the first quarter, we opened nine stores and closed three. For the second quarter, we plan to close eight stores.

In general, we are pleased with our first-quarter operating results. Overall, Ascena has seen growth in sales from new stores, e-commerce, and new markets. At Justice and maurices, we are also seeing comp-sales growth and gains in market share. Demand at Justice remains high as customers continue to respond well to our promotions and trend-right merchandise. Maurices rebounded well during the quarter with a 4% comp increase up against 9% comps last year. We believe our merchandise assortment is now better constructed for the environment and we have a solid promotional cadence in place to continue to drive sales growth.

For dressbarn, the Missy customer is spending cautiously, and we anticipate this to continue. In response, we continue to evolve our business model and are committed to remaining competitive in this environment.

In our effort to streamline our back-office operations and strengthen the Ascena executive team, we have hired John Sullivan as Ascena's Chief Operating Officer. John was most recently EVP and CIO for QVC. Prior to that, he was a Senior VP for sourcing, service, systems, and CIO for Liz Claiborne. John is responsible for IT, distribution, and HRIS across all brands and is key to driving our Ascena infrastructure development.

During the quarter, we repurchased 1.1 million shares for a total of $28.7 million. This is in keeping with our strategy of opportunistically buying back stock in order to offset share creep from stock-based incentive plans. We have $98 million remaining under the existing authorization.

As to an update on our current business, November overall sales were up mid-single digit with flat comps. The Black Friday weekend, while meaningful to some retailers, is not as meaningful to our business.

Final Transcript
Dec 01, 2011 / 09:30PM GMT, ASNA - Q1 2012 Ascena Retail Group Inc Earnings Conference Call

Looking ahead, we've increased our marketing efforts for this holiday season to help drive traffic and remain optimistic for a successful season. We are planning to issue a news release on our holiday selling at the beginning of January.

In closing, we are reaffirming our full-year earnings-per-share guidance of $2.55 to $2.65. While we continue to anticipate pressure on our margins this quarter from increases in product costs and our marketing spend, we remain comfortable with our earnings guidance.

Thank you, and I will now turn the call over to Armand to discuss our financial results in more detail.

Armand Correia - Ascena Retail Group, Inc. - EVP, CFO

Thank you, David, and welcome, all.

Before beginning my prepared remarks on the first-quarter financial results, it's appropriate to note that, as mentioned in today's press release and as a result of our corporate reorganization in establishing Ascena Retail Group, Inc., as a new holding company at the beginning of the calendar year, we have implemented a new method of allocating corporate overhead costs on a more reasonable basis to each of our operating brands, beginning with this first quarter.

Last year's numbers have been recasted for a more valid comparison. We expect to file an 8-K shortly that recasts last year's information for subsequent quarters. During prior reporting periods, a disproportionate share of corporate overhead cost was being absorbed by dressbarn.

Net sales for the quarter increased 8% to a record $768 million, and in line with our expectations. The overall increase was primarily driven, as David mentioned, by a comp-sales increase of 4% and strong growth in our e-commerce business. We continue to demonstrate overall consistency and sales growth with comps increasing for the 11th consecutive quarter.

From a regional perspective, the Southeast, Southwest reported the strongest comps, with the Northeast and mid-Atlantic regions underperforming the Company average, but with positive results.

We continue to be pleased with our e-commerce sales growth, increasing to $33 million compared to last year's $22 million for the quarter.

Moving down the income statement, our quarterly reported gross margin rate decreased year over year by 40 basis points to 42.3%. The decrease reflects the net impact of lower merchandise margins, down 60 basis points from higher markdowns, partially offset by 20 basis points of favorable leverage from buying and occupancy costs. The increased markdowns were due to pre-planned increased promotion activity during the quarter and clearance of slow-moving categories.

By brand, the gross margin rate at Justice was a very strong 47.2%, compared to last year's 46.5%. Justice's margins benefited primarily from price increases and strong casual tops and bottoms assortments, while at maurices and dressbarn, gross margins decreased with maurices coming in at 42.4%, decreasing 210 basis points versus last year.

The year-over-year margin decline at maurices was primarily due to increased markdowns from a deceleration in sales trends during the first half of the quarter. We were pleased to note that the sales trends have improved, although margins do also reflect pre-planned increased promotions.

The gross margin rate at dressbarn was 35.7%, decreasing 130 basis points over last year, primarily from occupancy deleverage caused by flat comps and increased markdowns.

SG&A expenses on an adjusted basis and as a percent of sales increased 20 basis points to 28.3%, primarily due to increases in marketing spend to help drive sales, as well as the impact of certain start-up costs classified as non-GAAP last year, such as Justice's entry into Canada and the startup of Brothers, our new product line.

Adjusted quarterly operating income increased 2% to $83.3 million, or 10.8% of sales, compared to last year's 11.5%. The year-over-year decrease of 70 basis points is primarily due to lower gross margin.

By brand, operating income at Justice was an outstanding 16.8% over 16.2% last year. Maurices came in at 11.9%, compared to last year's 14.3%, and Justice — I'm sorry, and dressbarn was 2.2% compared to 3.6% last year.

Final Transcript
Dec 01, 2011 / 09:30PM GMT, ASNA - Q1 2012 Ascena Retail Group Inc Earnings Conference Call

Our quarterly effective tax rate was 38.5%, same as last year. For modeling purposes, use the same percent for the next quarter.

Adjusted net income was $52 million, or $0.65 per diluted share, and compares to last year's adjusted $51 million, or $0.63 per diluted share.

Moving onto the balance sheet, our balance sheet remains strong and highly liquid and debt-free. We ended the quarter with $438 million in cash and investments. This represents approximately $5.50 in cash and investments per share.

As to inventories, at quarter-end total inventories at cost were $402 million, increasing year over year 19% in dollars and 13% in units. The increased variance between dollars and units is primarily due to product-cost increases.

The remainder of the increase was due to an accelerated receipt flow into October from November for Justice and maurices in order for our stores to be better set up for the holiday-selling season. As you may remember, inventory levels last year were below optimum, and we believe some sales were left on the table. These inventories support our plus mid single-digit comp sales planned for the second quarter, new store growth, and the strong e-commerce business. By the end of our second quarter, we estimate overall inventory levels to be up high single digits in dollars and up mid single digits in units over the prior year.

By brand, inventories ended the quarter at Justice increasing 35% year over year in dollars and 22% in units. The 13% variance between dollars and units is due to an 8% product cost increase and 5% mix. Justice is where we had the greatest deficiency in inventory last year. Inventories are expected to decrease from these levels and end the second quarter up mid-teens in dollars and high single digits in units versus last year.

Maurices' inventories increased 17% year over year in dollars and 9% in units. Maurices' inventory levels are expected to moderate during the second quarter, ending up mid to high single digits in dollars and flat in units versus last year.

At dressbarn, inventories increased 2% year over year both in dollars and units, and are expected to end the second quarter at a similar percentage increase over the prior year.

Cash flows remained very strong for the quarter. We generated $57 million in cash flows from operation with $29 million of free cash flows. CapEx for the quarter was $28 million, primarily for store maintenance projects, new store expansion, and strategic initiative projects, i.e., finance system and some carryover CapEx from a few projects that were just recently completed.

As for our weighted average diluted shares outstanding, they decreased to 79.3 million, reflecting the impact of our stock buyback program that David previously mentioned. This compares to 80.4 million last year. For modeling purposes, we estimate 78.8 million diluted shares outstanding for the second quarter.

Thank you. Operator, we are now ready to take your questions.

QUESTION AND ANSWER

Operator

(Operator Instructions). Nicole Shevins, Goldman Sachs.

Nicole Shevins - Goldman Sachs - Analyst

My question was on maurices. We were happy to see the stabilization in sales there, but what do you think has caused the need for more promotions? Do you think there is something changing on the competitive side, like new entrants in your markets, or is it something self-inflicted? Curious to hear your thoughts.

David Jaffe - Ascena Retail Group, Inc. - President, CEO

I think it's a little of both, Nicole. I think what we're seeing out there is a very, very competitive environment and it started with back to school, and it's maintained, and some of the promotions we all saw from Black Friday were really very, very impressive.

At the same time, as we talked earlier, there were a few miscues in the first quarter and we need to clear those out. So I think as you see both of those impacts, that's why we have a little bit of an increase in our promotional expense and our mark-down expense.

Nicole Shevins - Goldman Sachs - Analyst

And then, wanted to see how you feel about the M&A environment. I know before you guys had said you'd prefer to wait until spring before doing anything. Do you still stand the same way on that or has anything changed?

David Jaffe - Ascena Retail Group, Inc. - President, CEO

At this point, Nicole, no one is going to do anything between now and the new year, so we're certainly not doing anything. We're looking around and watching how all the retailers perform in this environment. And in the spring, if it's something looks interesting, at that point maybe we'll consider getting more involved.

Nicole Shevins - Goldman Sachs - Analyst

Thanks.

Operator

Edward Yruma, KeyBanc Capital Markets.

Edward Yruma - KeyBanc Capital Markets - Analyst

Thanks for taking my question. Can we talk a little bit about dressbarn? I'm trying to understand — obviously you continue to do better than some of your competitors, but that's a challenging market. In order to keep driving stronger results there, is the solution to promote more? Do you think that there's a merchandising issue or is it marketing as you've — I know you've been tweaking some of that.

David Jaffe - Ascena Retail Group, Inc. - President, CEO

Well, the easier answer is yes, but I think that the right answer and what we're focusing on is the merchandise. I think any retail, especially retail, looks like if you've got the right merchandise, the customer will buy it at any price, virtually.

So we're fine-tuning our merchandising approach. At the same time, we have to be cognizant that we are in a highly promotional environment. And as you heard, we launched a loyalty program called blushPERKS. So we're really trying to focus on not just one area to achieve success, but as I alluded to in my comments, we're tweaking our business model in general. We can't just sit back and do what we've always done and expect better results.

And so, we've undertaken, just last month, a number of focus groups to talk to our customers, to talk to our prospective customers, and learn what they like and don't like about dressbarn. And we're using those learnings to help us tweak our marketing, our merchandising, and all aspects of our model. So, you should expect to see continued evolution of the dressbarn brand.

Edward Yruma - KeyBanc Capital Markets - Analyst

Some of your competitors in this space have made the decision to close stores. Is that something you've looked at for the dressbarn banner?

David Jaffe - Ascena Retail Group, Inc. - President, CEO

You know, Ed, if you saw or heard in my comments, we are closing stores at dressbarn. So it's not something that is new to us and we close them every year.

We're down versus LY. We closed three stores the first quarter; we are going to close at least another eight this quarter. So as a percentage, still relatively small, but we are looking carefully at all of our stores all the time, and if we don't think they have long-term potential, we're not going to stay with them. But at the same time, we don't see a need to make some big announcement that we're going to close 400 stores or something like we've heard other retailers do in the past few months.

Edward Yruma - KeyBanc Capital Markets - Analyst

Thanks very much.

Operator

Scott Krasik, BB&T Capital Markets.

Scott Krasik - BB&T Capital Markets - Analyst

Thanks for taking my question. So, I guess, to echo the thoughts, it was good to see the maurices comp accelerate from the flattish comp that you reported when you did the last call. You probably had a pretty strong end of September and a good October. Maybe talk about what's happening in November and how you get some consistency there.

David Jaffe - Ascena Retail Group, Inc. - President, CEO

Well, I think the consistency is coming back. But as you may recall, we're up against huge numbers at maurices from last year's second quarter. So we're not planning to have another huge increase, especially in this environment.

But I do think that we have gotten smarter from the first quarter and certainly from some of the challenges we had during the back-to-school period. We are in a better position on inventory. We like our promotional cadence going into the holiday. We were very comfortable with our Black Friday promotions and the results we got from them. And I think we're well positioned, having learned what type of product our customer is looking for and some of the product that maybe she's not as interested in.

So it's a constantly evolving, constantly learning situation at all of our brands. And I think right now we feel pretty good about where maurices is positioned.

Scott Krasik - BB&T Capital Markets - Analyst

And then, just can you remind us what the cadence of the comps on a monthly basis were in Q2 last year? And the only reason I ask is you maintained your mid single-digit comp guidance for the year. And you seem to be running a little below that so far this quarter, and the comparisons don't get any easier next quarter. So just wondering if there's something easier up ahead.

David Jaffe - Ascena Retail Group, Inc. - President, CEO

Armand?

Armand Correia - Ascena Retail Group, Inc. - EVP, CFO

Without giving you specifics by month, I can tell you that November was a very strong month last year, and then it fell off into December and January. Again, primarily the fact that we just did not have enough inventory in Justice and maurices to cover the demand.

Scott Krasik - BB&T Capital Markets - Analyst

That's really helpful. And then, just last, the 1.1 million shares you repurchased, was that what you were planning on, which was opportunistic because of where the share price was? And any intentions there.

David Jaffe - Ascena Retail Group, Inc. - President, CEO

It is opportunistic, but having said that, we have said that we will buy back the roughly 2.5 million shares we need to eliminate share creep. So you can expect further repurchases throughout the year to at least the 2.5 million number.

Scott Krasik - BB&T Capital Markets - Analyst

Thanks, guys.

Operator

Anna Andreeva, FBR.

Anna Andreeva - FBR & Co. - Analyst

Thanks so much. I was wondering if you could give us a little bit more color around Black Friday results at Justice. I remember you had a pretty strong Black Friday at this division last year, so is it that maybe competitors were more promotional and you guys weren't? I know it's been a couple of years now that you've been doing 40%-off-of events. And how do you think about that promotional cadence going forward?

David Jaffe - Ascena Retail Group, Inc. - President, CEO

I think, without giving you specifics, I think the Black Friday results at all three of our brands was acceptable.

When I look at Black Friday, we're really looking at that five-day period. I'm not sure it means much to us to look at one day, as I said in my comments. For us, Black Friday is just not that important, almost a nonevent for dressbarn and a little bit more so for maurices, and Justice does do huge volume, but the next four weeks at Justice are very, very large volume weeks.

So we really don't focus on the one week. We really are looking at how the business trends for the rest of the month, and even as you know the week after Christmas, between Christmas and New Year's, has become incredibly important.

So we're — as I said, I think we're very well positioned at all three brands. And who knows what happens with the promotional environment? Who knows what happens with weather? We're up against a couple of storms from last year. And while we feel very good about the promotions we've got, it is very, very aggressively promotional out there. But I feel like we are going to be in a good place.

Anna Andreeva - FBR & Co. - Analyst

And just a quick follow-up. That's helpful, thanks. Just a follow-up on inventories. You guys gave us some color by division. What are the inventories, excluding the accelerated receipts? Just the Justice number, units up 22%, obviously looks high compared to the sales trends.

Armand Correia - Ascena Retail Group, Inc. - EVP, CFO

Sure. First of all, there was approximately $15 million at cost that moved from November to October. And therefore, if you basically do the math on it, overall dollars would have been up, taking that into effect, 23% in dollars and 11% in units.

David Jaffe - Ascena Retail Group, Inc. - President, CEO

Hello? Operator.

Operator

Janet Kloppenburg, JJK Research.

Janet Kloppenburg - JJK Research - Analyst

So a couple of questions, David. Did I hear right that you're looking for comps to be up mid single digits in the second quarter, or was that annual guidance?

David Jaffe - Ascena Retail Group, Inc. - President, CEO

No, that's second quarter.

Janet Kloppenburg - JJK Research - Analyst

That's for second quarter. So you look for the business to meaningfully improve, even though you had flat comps in November. So November is not that important?

David Jaffe - Ascena Retail Group, Inc. - President, CEO

I won't say it's not that important; it certainly is. But we feel — right now, we feel pretty good about December and January, and December numbers are pretty big.

Armand Correia - Ascena Retail Group, Inc. - EVP, CFO

And again, just to add on that, Janet, as one of the — I think Scott had asked, we're up against fairly weak numbers in December and January.

Janet Kloppenburg - JJK Research - Analyst

Right, good. And then, for the operating margin in the second quarter, should we expect a similar level of decline, David? Or are you thinking that things get better — maybe there's less deterioration at maurices and dressbarn, or further appreciation at Justice? How should we be thinking about that?

David Jaffe - Ascena Retail Group, Inc. - President, CEO

I think what I said at some point was we expect to see some pressure on margins in the second quarter. And we're still dealing with product-cost increases. And we talked a little bit about marketing spend going up. So, I don't see that improving.

Janet Kloppenburg - JJK Research - Analyst

Okay. But you do think earnings per share could increase in the quarter? Or is that uncertain at this time?

David Jaffe - Ascena Retail Group, Inc. - President, CEO

We really look at EPS guidance for the year. So we're still feeling, for the year, that we're going to hit the guidance we laid out originally, the $2.55 to $2.65.

Janet Kloppenburg - JJK Research - Analyst

Okay. And we should be using a share count of around 78 million, right?

Armand Correia - Ascena Retail Group, Inc. - EVP, CFO

I believe I gave you — yes, I believe that's the number, yes.

Janet Kloppenburg - JJK Research - Analyst

And David, just one question on maurices. It's typically been your highest operating-margin business, and now we see some contraction. In light of the ongoing promotional environment, especially for the teen and GenX retailers, would you expect that maurices can regain its operating margin over time or do you think there's been a structural change there?

David Jaffe - Ascena Retail Group, Inc. - President, CEO

I don't think there has been a structural change. And I'm not exactly sure which numbers you're looking at, but —

Janet Kloppenburg - JJK Research - Analyst

I'm looking at the operating margins. (Multiple speakers) they — the second quarter, they've come down a bit.

David Jaffe - Ascena Retail Group, Inc. - President, CEO

Right, but I'm saying if you look at the operating margin for the full year, and remember at the beginning Armand talked about the adjustment because of the overhead allocation. So you can talk to Armand offline to make sure you're looking at true LY numbers.

But anyway, my point being that we feel that the maurices business may have had a blip that we talked about earlier, in the first quarter, and some margin pressure that we're going to see, and the back half is hopefully going to be a solid back half. And so, for the year, it might be off a touch, but we see nothing structural that is going to re-establish this business at a lower operating-margin level.

Janet Kloppenburg - JJK Research - Analyst

And Justice's operating margins have potential to continue to expand, right?

David Jaffe - Ascena Retail Group, Inc. - President, CEO

Yes, we believe they do. And dressbarn, obviously, you didn't mention that, that's the one that (multiple speakers)

Janet Kloppenburg - JJK Research - Analyst

I was getting to dressbarn.

David Jaffe - Ascena Retail Group, Inc. - President, CEO

Okay, okay, sorry.

Janet Kloppenburg - JJK Research - Analyst

No, no, no, don't be sorry. Go ahead. I want to hear what you have to say.

David Jaffe - Ascena Retail Group, Inc. - President, CEO

That's the brand that we think has got the most potential to expand margins. That business just a few years ago was operating at 10% margins.

And we believe — it's not going to happen in the next year or two, but we believe that's got the potential to get back to 10% margins. And we're spending a lot of time and energy rethinking that business model, that approach. And I think we're going to continue to tweak it.

And we feel that over the next numerous years, we're going to rebuild that business — higher productivity and build those margins back up to at least the 10% level (multiple speakers) for a challenge.

Janet Kloppenburg - JJK Research - Analyst

Okay, good. Well, lots of luck for a great holiday. Thank you.

Armand Correia - Ascena Retail Group, Inc. - EVP, CFO

And Janet, just to add on to that, it wasn't that long ago that our dressbarn stores actually produced nearly a 10% operating margin, and that was this past spring. They recovered very nicely. So they're capable of getting back to that 10%.

Janet Kloppenburg - JJK Research - Analyst

Okay, great. Well, I'll be happy to watch that and I hope you have a good holiday.

Operator

Sam Panella, Raymond James.

Sam Panella - Raymond James & Associates - Analyst

Can you give us any, perhaps, more color on comp trends by division in the month of November?

David Jaffe - Ascena Retail Group, Inc. - President, CEO

Generally, we don't do that. So we'll give you comp trends for the quarter at the end of the quarter, but we don't do it by brand in the middle of the quarter.

Sam Panella - Raymond James & Associates - Analyst

And then, Armand, perhaps could you maybe give us an update on how you see unit costs progressing as we move into the first half of calendar 2012?

Armand Correia - Ascena Retail Group, Inc. - EVP, CFO

Actually, I'm going to let David take that one.

David Jaffe - Ascena Retail Group, Inc. - President, CEO

I'm sorry, Sam, I missed the first part of it.

Sam Panella - Raymond James & Associates - Analyst

Just how are unit costs trending from the sourcing perspective as we move into the first half of calendar 2012?

David Jaffe - Ascena Retail Group, Inc. - President, CEO

The cost situation overall has really come back into line pretty nicely. So we were — the industry was really complaining about commodity price increases for fall deliveries, holiday deliveries.

As we look at spring deliveries, we're in much better shape, and those costs have really been mitigated back down to much more similar prices to where they were a year ago.

Sam Panella - Raymond James & Associates - Analyst

Okay. And then, just lastly, can you give us any update on how accessories are doing at both dressbarn and maurices, as it appears you guys have made a bigger push into this category at both of those divisions?

David Jaffe - Ascena Retail Group, Inc. - President, CEO

Let's just say not as well as we would have liked. When I mentioned the strong areas, you will have noticed that I didn't mention either one of those at either dressbarn or maurices.

We did make big pushes. Some of the areas within the general heading of accessories were better than others. And while there were some learnings that we gained from it, there was, frankly, disappointment. We put some real money into both dressbarn and maurices into their accessories area, and we were disappointed that we didn't see stronger results.

Sam Panella - Raymond James & Associates - Analyst

Thanks, guys, and best of luck for holiday.

Operator

Brian Tunick, JPMorgan.

Brian Tunick - JPMorgan Chase & Co. - Analyst

Starting off with that same November flat comp, everyone's trying to get to the composition of it, right? Everyone just assumes that Justice, right, is the strongest of it and dressbarn is the weakest. But is there any other color you can give us? I mean, it just — it sounds like Missy has been weak out there, but is Justice still needing to accelerate a lot more to get to your comp guidance for the quarter?

David Jaffe - Ascena Retail Group, Inc. - President, CEO

You know the oldest expression, never assume?

Brian Tunick - JPMorgan Chase & Co. - Analyst

Yes.

David Jaffe - Ascena Retail Group, Inc. - President, CEO

So never assume. The business for all three brands is, I think, well positioned to enable us to hit these numbers overall for the quarter, Brian.

So without giving you any more color on November, as Armand said earlier November was a tough month to go up against if you look at the LY comps. And as we get into December and January, we have easier comps and we're much better positioned. Armand talked about the inventory that we've got at Justice and maurices in particular, but also dressbarn.

So I think that unless we're dead wrong, we feel that the mid single-digit comps is achievable for Ascena for the second quarter.

Brian Tunick - JPMorgan Chase & Co. - Analyst

Two more, I guess. Can you talk more about some of the things you think John will be able to bring to the business and how the back-office synergies are already underway?

And then, the third question would be really on channel mix. A lot of other retailers talk about how e-commerce and factory outlet are more profitable and can be significant margin drivers. I don't hear you guys talk about that really much. Can you maybe enlighten us in how you view those two businesses versus the rest of your business?

David Jaffe - Ascena Retail Group, Inc. - President, CEO

Sure. So first, John Sullivan comes with a wealth of experience both at Liz and QVC, and in all the areas that we need him to help us. As I've mentioned on some of the calls before, we have all these infrastructure projects. And in past calls, you remember, I've rattled them off in some detail.

And they haven't all gone as smoothly as we would have liked. And so, bringing someone in of John's caliber and John's experience to be the point man on all these infrastructure projects, whether it's logistics or IT, or systems, or what have you, this is a guy that has done this before, that understands all the challenges that we're facing in integrating three brands.

Remember, he was at Liz when they had 42 brands, so during those acquisition days. So he's been just a great resource to bring in and he's going to have, I think, a great opportunity to drive value to Ascena by helping us run the business faster, better, cheaper.

On the second question, Brian, the e-commerce channel in general tends to be a more profitable channel on a margin basis than brick-and-mortar. And if you think about it, you don't have to pay sales help and you don't have to pay rent. So you've got other expenses, obviously, but that's a big difference. And all things being run equally, you should see a better margin.

And indeed, we've got some history at Justice. We are seeing very strong margins.

At dressbarn and maurices, they're still so young. Dressbarn is only a year old and maurices now is just two years old, and they're growing really nicely. We're very, very pleased with how that's ramping up, and we think that the long-term model for both of those will generate above brick-and-mortar margins. They're not quite there yet, but they're certainly on track.

The outlet business, for all our brands, is a little different than some of the big manufacturers because they are treating it as either a dump store and/or they're making up special goods for the outlets. And we treat ours, because we're — all three of our brands are value priced, we treat our outlet stores really as just another opportunity to showcase our value-priced merchandise along with a significantly increased selection of clearance goods.

So that business has been a good business for all three brands. Overall, it has a slightly higher operating contribution than our non-outlet stores. Did that cover everything for you, Brian?

Brian Tunick - JPMorgan Chase & Co. - Analyst

Yes, yes, yes, still trying to figure out how November shook out, but okay. Well, good luck and we'll speak to you guys soon. Thank you.

Operator

Douglas Kass, Seabreeze Partners Management Inc.

Douglas Kass - Seabreeze Partners Management Inc. - Analyst

Thank you for taking my call. I wanted to follow up with the Goldman analyst's question on M&A. As you know, this morning Charming Shoppes indicated its intention to conduct a strategic review of its company and to consider all options, including sale of the company. And when I look at that company, especially their Catherines Plus Sizes, it represents an interesting fit with your product groups.

I wondered — my question is, have you ever looked at Charming Shoppes as a potential takeover candidate? And especially in light of that announcement today, do you plan to look at them in the near future?

David Jaffe - Ascena Retail Group, Inc. - President, CEO

You know, I feel like a politician here, but all I can tell you is that we don't comment on market rumors or any kind of impending M&A things.

Douglas Kass - Seabreeze Partners Management Inc. - Analyst

Thank you.

Operator

Mark Montagna, Avondale Partners.

Mark Montagna - Avondale Partners - Analyst

I have a question just about the inventory per store. I'm wondering if you could talk about how the clearance might break down by division on a per-store basis, if it's down versus last year.

Armand Correia - Ascena Retail Group, Inc. - EVP, CFO

I can tell you, Mark, that as far as clearance at all the brands, they actually went through it pretty aggressively during the quarter. And what we have now is currencies, and the mix is probably more skewed toward currencies than it was last year.

Mark Montagna - Avondale Partners - Analyst

And then, just regarding the marketing, it sounds like you're doing a lot of great things there. I'm just wondering, are you sending out more mailings as far — and is each mailing — it sounds like you're doing more mailings, but are the mailings of a smaller quantity? Is the dollar spend lower this year or higher? Are you better targeting? There's a lot — it sounds like a lot of good stuff is going on there.

David Jaffe - Ascena Retail Group, Inc. - President, CEO

I'm just going back through my notes here, but at Justice it was 12% increase in circulation. At maurices, 11%; at dressbarn, 8% — I'm sorry, first quarter, 21%. So yes, we are increasing, low double digits at all three brands, the quantities of mailers.

Mark Montagna - Avondale Partners - Analyst

But aren't you sending with greater frequency (multiple speakers)

David Jaffe - Ascena Retail Group, Inc. - President, CEO

You know what, Mark, give me a call later, but I went through and told you which ones we were doing and which ones were incremental.

Mark Montagna - Avondale Partners - Analyst

All right, I'll check that later. Last quick question, just regarding promotions by division. Are you running deeper promotions? And can you just update us on the market share for Justice?

David Jaffe - Ascena Retail Group, Inc. - President, CEO

The market share for Justice, I don't have in front of me the current numbers. So call us back, and I'll ask them to get that to me so I can give you the current numbers.

And promos, I'd say overall, are maybe just a tad steeper at all three brands as we're going into the holiday season.

Mark Montagna - Avondale Partners - Analyst

That's great. Thank you.

Operator

Steve Marotta, CL King.

Steve Marotta - CL King & Associates - Analyst

David, you intimated earlier that your unit costs are coming down a bit as you look into the back half of your fiscal year. Can you talk a little bit about your pricing strategy? And should we think about gross margin expansion? Or — you've intimated in the past that there may be heightened product investments which make up for the differential.

David Jaffe - Ascena Retail Group, Inc. - President, CEO

It really varies by brand. So at dressbarn, as I've said before, there wasn't a significant increase in costs, and that's, whether it's the vendors or manufacturer, whatever, held the line for us. So we don't see much of a change there.

And at maurices, some of those prices have come back down again, and yet, in the evolution of our merchandising, we've traded up either in quality or mix. So I don't think you're going to see a significant change in our margin. As I said, there's a little pressure on this quarter because of the costs and that little pressure goes away. It's not dramatic, but it's enough to get our margins — we believe, get our margins back to historical levels at both maurices and Justice.

Steve Marotta - CL King & Associates - Analyst

I'm sorry, but what was that last comment on Justice? I missed that. I got dressbarn and maurices, and Justice, you flowed everything through, or most of it.

David Jaffe - Ascena Retail Group, Inc. - President, CEO

I think what I'm saying is that at maurices and Justice, we had higher costs.

Steve Marotta - CL King & Associates - Analyst

I understand. I got you. I wrote down just maurices. I didn't realize it was for both. I understand. That's great.

Thank you, and one other question. As you move further into — as you look to the first half of next year, are there gross margin opportunities either from a costing standpoint or a product mix standpoint in the three divisions?

David Jaffe - Ascena Retail Group, Inc. - President, CEO

We're always trying to enhance our gross margins. I think it's going to be a challenge to — besides a small adjustment for the cost adjustments, it's going to be a challenge, really, to stretch our margins.

The key to it, as you know, is more about reducing your markdowns. So if we can do a better job of selecting the right product and selling it through on the first go-round, before we have to mark it down, that's what's going to drive our gross margins more than any other single thing.

Steve Marotta - CL King & Associates - Analyst

Great. That's very helpful. Thank you.

Operator

(Multiple speakers), Telsey Advisory.

Unidentified Participant

Thanks for taking my questions. I was just hoping you could talk a little bit about Justice. I think when you reported your fourth quarter, they were tracking — it was implied that they were tracking in the low double digits or somewhere in that range. I know you finished the quarter with an 8% comp. So did you see a deceleration? And if so, what do you think was the driver of that?

Then, also, if you could just update us on the smaller market performance in Justice and how the tests are going along those lines.

David Jaffe - Ascena Retail Group, Inc. - President, CEO

Well, we're thrilled with the smaller market tests at Justice. I think what we've proven is that fashionable merchandise sells anywhere in America because those tween girls are interested in looking great.

And through TV and Internet and magazine and whatever, they're seeing the same fashions in their local Justice store that they see on TV or they see anywhere else. So, we've had a great reception there. We're very, very pleased with the performance of those stores, and we think that it's a continued growth vehicle for us.

On the Justice performance, as we were saying a little bit earlier, all three brands we looked at together for November, and that came in about flat. And we're feeling good about December and January, and we are well positioned, and we'll talk at the end of the quarter — I'm sorry, we'll talk in January about our holiday performance. We'll give you some details by brand at that point.

Operator

Robin Murchison, SunTrust.

Robin Murchison - SunTrust Robinson Humphrey - Analyst

Thanks very much. Just a few questions here. David, I want to be clear that you're comfortable, just get your comments, about the 40%-off at Justice. And not to beat a dead horse, but we certainly are seeing some acceleration in promotional percentages off this holiday season that we haven't seen. You seem to be pretty comfortable holding the line at the 40%.

David Jaffe - Ascena Retail Group, Inc. - President, CEO

We are, at Justice. It is still a very powerful draw for our customer. We have not seen a deterioration to that.

And yes, I agree. We've seen some crazy numbers from Black Friday on. And I would maybe argue that some of those people are being forced into it because possibly their merchandise is not as desirable and maybe they're being forced to be more aggressive to be able to move their inventory.

We're watching it very carefully and have the ability, of course, to layer on additional promotions, if necessary, and take whatever markdowns we need to to make sure we end the season in a good place. But right now, we're still feeling confident that we're going to be in a good place for the season.

Robin Murchison - SunTrust Robinson Humphrey - Analyst

Good, good. Just — and two more, if I may. Over at dressbarn, can you just talk about the brand versus the private-label assortment, if you will, the dressbarn label and if there — how that's working for you? Would you like to have more, quote-unquote, branded product? Are you content with the split?

And then, just also within that, some of the Missy retailers — you know, it's been a dreadful category, but some have at least spoken to wear to work has worked better for them than, I suppose, casual. Wanted to get your take on that.

David Jaffe - Ascena Retail Group, Inc. - President, CEO

Well, I guess I would combine both questions. One of our strongest areas has been our Jones Wear. Jones has been terrific for us, and that's clearly a very career-oriented line. And as you know, the Jones Studio label is exclusive to us. And we have had that for a number of years and we continue to expand it, and that speaks both to the strength of the Jones brand, as well as the strength of the career category.

So, would I love to have more Jones-type labels? Sure. And we're out there looking for other strong labels to bring in the store, but we don't want to become a label store. We're very proud of our dressbarn label. We think it provides great value to our customer. So we would only bring in another label if we thought it provided the same kind of value and fashion to our customer.

Jones, we thought, did. We tested it and it's been great. And we're out there looking for other things that could do the same for us.

Robin Murchison - SunTrust Robinson Humphrey - Analyst

And then, just lastly for Armand, can you just give us an update on the — a quick update on the back-office initiatives? Especially the combination of the Ohio — to the — or the class, if you will, to the Ohio distribution center. Anything of note that you want to share with us.

Armand Correia - Ascena Retail Group, Inc. - EVP, CFO

Well, as far as the consolidation of the two DCs, Justice — the consolidation of dressbarn to Justice, it is fully ramped up. It's been fully ramped up for a number of months now, probably three months. It's working out real well.

It certainly is a little different in the way we're distributing, but it certainly is much more efficient. And we're pleased with the progress. And right now, we're still tweaking a few things here or there, but it's going along pretty well.

Robin Murchison - SunTrust Robinson Humphrey - Analyst

Thank you very much.

Operator

Neely Tamminga, Piper Jaffray.

Neely Tamminga - Piper Jaffray & Co. - Analyst

Great. Thanks. Just wanted to talk a little bit — a lot has been asked and answered, so, but could we dig a little bit more into the loyalty program, David? I'm quite intrigued with the idea of loyalty as being a great driver for next year's business in terms of market-share gains.

And the adoption rate over at maurices of 1.1 million since September is actually quite compelling. So I'm just wondering how you're reading that internally, and then also what you hope to maybe drive with that business in terms of frequency or —

David Jaffe - Ascena Retail Group, Inc. - President, CEO

Right. Let's start, just as a little background, full disclosure, maurices had its Take 10 program, but it was a paper punchcard type of system. And it was a little cumbersome and, of course, people lose their cards and all that.

So converting it to electronic system was a win, both because it made it easier for the customer and the in-store associate and, at the same time, when we sign them up we were able to get more information that we could use to contact them, their e-mail address, most importantly, so we can do e-mail blasts, which, as you know, are much cheaper than sending out regular mail.

So it's all about being able to connect and contact our customer. So we're doing the same thing at dressbarn now. And this loyalty program called blushPERKS is kicking off, I think, next week or the week after, so it's imminent. And what it will do is give us an opportunity to get to know our customers and know how to contact them, and also be able to reward our frequent shoppers. So it's a way to talk to them, but also a way to thank them for being a loyal customer.

Neely Tamminga - Piper Jaffray & Co. - Analyst

Thanks, David. Good luck.

Operator

Travis Williams, Stephens Inc.

Travis Williams - Stephens Inc. - Analyst

Thanks for taking my question. I'm not sure if this has been covered, and all my other brilliant questions have already been hit. But I guess, maybe if you could provide an update on the sourcing opportunity that lies with Justice in leveraging that direct-sourcing platform in the maurices and dressbarn business. I know this is something that is going to be multi-year, but maybe just an update there in any progress you've made or any further thoughts you have on that would be great. Thanks.

David Jaffe - Ascena Retail Group, Inc. - President, CEO

Well, it's a good question, Travis, because this is a great opportunity for both dressbarn and maurices down the road. But it is going to be a slow and gradual process.

And having said that, though, we are building infrastructure as we speak, whether it's systems or people that will enable us to grow the sourcing, direct sourcing, through our Justice sourcing team at dressbarn and maurices.

So I don't think you're going to notice it in the coming quarters, but I want to assure you that it's something we're working on and we're going to do very gradually. It's obviously a huge decision, but we're going to continue to add more volume to the Justice sourcing from both dressbarn and maurices in the coming seasons.

Travis Williams - Stephens Inc. - Analyst

Great. And then, maybe just one follow-up. I don't know if this has been touched on, either, but clearly the Missy sector is under significant pressure. Just maybe — you guys have been at that for a long time there with dressbarn and just maybe your thoughts on what's going on in the marketplace right now.

It seems everyone is struggling. At some point, it seems as if everyone is down and down and down in that space. You guys have held up pretty well, but eventually it seems like someone has got to be a winner. Maybe talk about what your thoughts are there.

David Jaffe - Ascena Retail Group, Inc. - President, CEO

Well, we certainly want to position ourselves to be a winner, and that's why we're doing all this work, as I mentioned earlier, focus groups and rethinking our model.

I do think it's very tough in Missy. The Missy customer is the one that is feeling all the economic heat out there. And I don't have to tell you about all the challenges that the 99%, as it were, is facing.

I do think that we're going to be a survivor for many reasons. And I think as we look out, we realize that we have to evolve our model and we have to make sure that we're addressing the needs of our customer, whether it's fashion or value or convenience or service or what have you. So we're looking at all angles of it.

And I think because of that and because of the approach we're taking, we're going to be a survivor. And I do think that the market will come back. There's been a fair amount of shakeout both in terms of competitors, number of stores that many of the competitors have that they've closed so many, as well as just sales volume dropping at many of these other competitors.

So I think we'll continue to plow ahead, and I'm very optimistic that over the next several years as the economy strengthens and that Missy customer comes back, we'll be well to offer her a great selection and a great value.

Travis Williams - Stephens Inc. - Analyst

Great. Thanks for taking my question and congrats on a good quarter.

Operator

(Operator Instructions). Scott Krasik, BB&T Capital Markets.

Scott Krasik - BB&T Capital Markets - Analyst

Hi, thanks. Two quick ones. Any difference in your first-quarter comp in dressbarn between the plus size versus the Missy?

David Jaffe - Ascena Retail Group, Inc. - President, CEO

They were — we really don't give out the difference on that, Scott, but they weren't significantly different.

Scott Krasik - BB&T Capital Markets - Analyst

So that's an improvement because I think, at least directionally, the woman customer had been lagging Missy.

David Jaffe - Ascena Retail Group, Inc. - President, CEO

You know what, I don't have the numbers in front of me, frankly, so I'll ask Armand to give you more color on that later.

Scott Krasik - BB&T Capital Markets - Analyst

Okay. And then, how much of the quarter does November represent? Is it about a third of sales for the quarter?

Armand Correia - Ascena Retail Group, Inc. - EVP, CFO

Approximately that.

Scott Krasik - BB&T Capital Markets - Analyst

And then, just lastly, obviously you don't want to talk about the comps, but if I remember you had a very large Justice comp in November, which led to some out-of-stocks in December, which hindered, maybe, your comp. Is that correct?

Armand Correia - Ascena Retail Group, Inc. - EVP, CFO

That is correct, Scott. Yes, we did comment on that.

Scott Krasik - BB&T Capital Markets - Analyst

Thanks very much.

Operator

Robin Murchison, SunTrust.

Robin Murchison - SunTrust Robinson Humphrey - Analyst

Just a quick one here. David, just to be clear, you indicated that spring deliveries were in better shape cost-wise. A lot of retailers that are on the traditional January calendar are saying that the lower costs really don't hit until maybe the second half of the second quarter, so — late July quarter, if you will.

Do you mean — for you spring, your April quarter, are you thinking that the average unit cost will be down or is it just a smaller rate of growth?

David Jaffe - Ascena Retail Group, Inc. - President, CEO

Well, remember what they're up against. So I don't think they're going to be down versus LY, but remember, we're comparing it to the fall where you had a big increase. So I don't think you're going to see a big increase in the spring, not that it's going to be down versus last spring, but it will be down versus the fall.

Robin Murchison - SunTrust Robinson Humphrey - Analyst

That is all I needed. Thank you very much.

Operator

And we have no further questions at this time. I would now like to turn the presentation back over to the speakers for any closing remarks.

David Jaffe - Ascena Retail Group, Inc. - President, CEO

Thank you very much. I appreciate everybody's interest and support of Ascena and I wish everyone a happy and healthy holiday season. See you in January.

Operator

Ladies and gentlemen, that concludes today's conference. Thank you so much for your participation. You may now disconnect. Have a great day.

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